Exhibit 99.1

Quotient Technology Names Robert McDonald to Board of Directors

The former Chairman, President and CEO of Procter & Gamble comes with more than three decades experience in packaged goods and retail.

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--November 26, 2018--Quotient Technology (NYSE: QUOT) today announced that Robert A. McDonald, who spent more than three decades at Procter & Gamble, rising to become Chairman, President and CEO, has been appointed to its Board of Directors. McDonald also served as the country’s eighth Secretary of Veterans Affairs under President Barack Obama.

“We couldn’t be more excited to have Bob join our board,” said Steven Boal, Founder and Executive Chairman of Quotient. “Bob’s proven leadership and his deep experience in the Consumer-Packaged Goods (CPG) and retail industries should prove invaluable as we continue to help CPGs and retailers transform their businesses to meet the demands of today’s digitally savvy shopper. We are developing ever deeper relationships with retailers and CPGs, aiming always to become their digital commerce marketing partner of choice, and I can think of no better addition to the Quotient team than Bob McDonald.”

Mir Aamir, Quotient’s President & Chief Executive Officer, said, “I look forward to working closely with Bob as we continue to scale the business. Quotient is at an exciting point in its evolution, and Bob’s experience and knowledge of the industries we serve will be extremely helpful.”

“I have great confidence in Steven, Mir and the team at Quotient,” said McDonald. “This is a challenging and exciting time for CPGs and retailers, and Quotient is addressing many of the technological needs and delivering outstanding solutions that the industry should fully embrace to compete in today’s highly competitive environment. I’m confident in the company and its prospects, and I’m thrilled to be joining the board of this exciting and growing company.”

McDonald began working at P&G in 1980, and within a few years became the brand manager for Tide. Over the years, he led several divisions for P&G around the world, and in 2009 was named President and CEO. He added the Chairman position shortly after that.

Under McDonald’s leadership, P&G significantly recalibrated its product portfolio, expanding its marketing footprint by adding almost one billion people to its global customer base. From the day he became CEO until his last quarterly results were announced, P&G’s stock price increased approximately 60 percent. He retired from P&G in June 2013.

Shortly after, he was nominated by President Obama to become the eighth Secretary of the Department of Veterans Affairs. He was confirmed unanimously by the United States Senate on July 29, 2014. His goal was to give veterans consistent and high-quality services. He also focused on efficiencies. By addressing supply chain practices and procedures, McDonald achieved nearly $230 million in cost avoidance in his first year.

From 2005 to July 2014, McDonald served on the board of directors of Xerox Corporation, and from January 2014 to July 2014, he was on the board of directors of United States Steel Corporation, a publicly-traded integrated steel producer.

McDonald currently serves on the boards of RallyPoint, an online network for veterans and people in the military; Audia Group, an international plastics producer; the Institute for Veterans and Military Families, and the Partnership for Public Service.

McDonald graduated from the United States Military Academy at West Point in the top two percent of his Class of 1975. In 1978, he earned his MBA from the University of Utah. The University of Utah Alumni Association named McDonald a Distinguished Graduate in 2010.

And in 2017, the West Point Association of Graduates named him for its Distinguished Graduate Award. An Army Veteran, McDonald served with the 82nd Airborne Division.

McDonald is Quotient’s ninth board member. The others are: Steven Boal, Mir Aamir, Jody Gessow, Steve Horowitz, Michelle McKenna, David Oppenheimer, Scott Raskin and Christy Wyatt.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is the leading digital promotions, media and analytics company using proprietary data to deliver personalized digital coupons and ads to millions of shoppers daily. Our core platform, Quotient Retailer iQ™, connects to a retailer’s point-of-sale system and provides targeting and analytics for consumer packaged goods (CPG) brands and retailers. Our distribution network also includes our Coupons.com app and website, thousands of publishing partners and, in Europe, the Shopmium mobile app. We serve hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. We operate Crisp Mobile, which creates mobile ads aimed at shoppers, and Ahalogy, a leading influencer marketing firm. Founded in 1998, Quotient is based in Mountain View, California, with offices across the U.S., in Bangalore, India; Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, the Quotient logo, Quotient Retailer iQ, Shopmium and Ahalogy are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

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